Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2020 SECOND QUARTER

San Antonio, TX, August 6, 2020 – iHeartMedia, Inc. (Nasdaq: IHRT) today reported financial results for the quarter ended June 30, 2020.
Financial Highlights
▪Financial performance in the second quarter was significantly negatively impacted by the economic downturn resulting from the COVID-19 pandemic ("COVID-19").
▪Total company revenue declined 47% in Q2 compared to the prior-year period
–Rate of YoY revenue decline has improved in each month since the April low-point: April (50)%, May (49)%, June (41)% and July (27)%
▪YoY Podcasting revenue grew 103% in Q2
▪Continued position of ample liquidity and resilient capital structure:
–Cash balance of $518 million as of June 30, 2020; Adjusted1 cash balance as of June 30, 2020 was $708 million
–Total available liquidity is approximately $868 million as of June 30, 2020 on an adjusted basis2
–Over 90% of long-term debt maturing in 2026 or later
–Favorable debt terms: no maintenance covenants for Term Loan Facility or Senior Secured Notes
–Analyzed three COVID-19 scenarios: (i) recovery beginning in Q3; (ii) recovery beginning in Q4 and (iii) prolonged recession in 2021; under each of these scenarios we project that we will have sufficient liquidity for an extended period
▪Total direct operating expense savings in 2020 are expected to be approximately $250 million
–Modernization initiatives expected to deliver $100 million in run-rate savings by mid-2021; approximately $50 million expected to be achieved in 2020
–Remain on track to achieve the previously-announced $200 million of additional savings in 2020
–Streamlined cost structure expected to provide long-term margin improvement
–Continuing to evaluate cost structure to identify sustainable efficiencies and align cost structure with revenue
▪CARES Act free cash flow benefit: estimating approximately $100 million reduction in tax-related cash payments in 2020

Second Quarter
▪Revenue of $488 million, declined 47% YoY
▪YoY performance by revenue stream:
–Broadcast revenue declined 57% from $561 million to $244 million
–Networks revenue declined 38% from $156 million to $96 million
–Digital revenue increased 2%, from $91 million to $93 million, led by a 103% increase in podcasting revenue
–Sponsorship and Events declined 65% from $42 million to $15 million
–Audio & Media Services declined 33% from $59 million to $39 million
▪GAAP Operating loss of $159 million, compared to GAAP Operating income of $182 million in the prior-year-period
▪Adjusted EBITDA declined to $(29) million, compared to $263 million in the prior year period
▪Cash flows provided by operating activities from continuing operations of $11 million
▪Free cash flow (used in) continuing operations of $(7) million

Year-to-Date
▪Revenue of $1,268 million, down (26)% YoY; excluding political revenue, revenue decreased 27%
–Digital revenue increased 11% YoY driven by a 92% increase in podcasting revenue
▪GAAP Operating loss of $1,890 million, driven primarily by non-cash impairment charges in Q1 and COVID-19
▪Adjusted EBITDA declined to $111 million, compared to $420 million in the prior year period
1 Adjusted for the impact of the amendment entered into in July 2020 to issue $450.0 million of incremental term loan commitments, resulting in net proceeds of $425.8 million, after original issue discount and debt issuance costs. A portion of the proceeds from the issuance was used to repay the remaining balance outstanding under the ABL Facility of $235.0 million, with the remaining $190.6 million of the proceeds available for general corporate purposes.

2Total available liquidity defined as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

Statement from Senior Management

“The challenges that we have faced due to COVID-19 were unprecedented and had a severe, negative impact on our revenue in the second quarter,” said Bob Pittman, Chairman and Chief Executive Officer of iHeartMedia, Inc. “Despite those financial challenges, we retained our strong relationship with the consumer as the #1 audio company in America and the #1 media company in America by reach. As the advertising marketplace is recovering, we are working hard to ensure that we have the products and services to fully capitalize on the opportunity while proactively taking steps to fortify our balance sheet and our liquidity. Finally, I want to thank our employees for their commitment and creativity under such difficult and challenging circumstances.”
“In response to COVID-driven market weakness, we acted rapidly and decisively to further streamline our cost structure and capital-spending programs, while continuing to implement pre-COVID cost savings programs through our modernization initiatives,” said Rich Bressler, iHeartMedia, Inc. President, Chief Operating Officer and Chief Financial Officer. “These actions played an important role in minimizing the negative impact on our free cash flow results against the backdrop of the significant revenue declines we saw in the second quarter. We believe that these actions, in combination with our proactive capital structure management provides the Company with sufficient liquidity to operate effectively even in an extended period of economic weakness.”

Consolidated Results of Operations
Second Quarter 2020 Results
Our financial results for Q2 were significantly and negatively impacted by the COVID-19 pandemic, which began to unfold into a global pandemic in early March 2020, resulting in a significant economic downturn as a result of the shut-down of non-essential businesses and shelter-in-place orders, resulting in significant revenue declines impacting most of our revenue streams primarily as a result of a decrease in advertising spend. In Q2, revenue was down 46.6% YoY on a reported basis and 47.1% excluding political revenue. Our broadcast revenue declined by 56.5%, while Networks was more resilient declining 38.4% YoY. Sponsorship and Events revenue decreased by $27.6 million, primarily as a result of the postponement or cancellations of events. Digital revenue grew 2.4%, led by continued growth in podcasting, which increased by 102.7% YoY. Audio & Media Services revenue decreased 32.9% on a reported basis and decreased by 36.3% excluding the impact of political revenue.
Direct operating expenses decreased 15.9%, driven primarily by lower employee compensation expenses resulting from cost reduction initiatives. In addition, variable operating expenses, including music license and performance royalty fees, decreased in relation to lower revenue. Variable expenses related to events also decreased as a result of the postponement or cancellation of events. Selling, General & Administrative ("SG&A") expenses decreased 19.0%, driven by lower employee compensation expenses, along with lower sales commissions. Trade and barter expenses also decreased. The decrease in SG&A expenses was partially offset by higher bad debt expense.
Corporate expenses decreased 36.1% compared to the prior-year period, as a result of lower employee compensation, including variable incentive expenses and employee benefits, resulting from cost reduction initiatives.
GAAP Operating loss of $159.1 million compared to GAAP Operating income of $181.6 million in the second quarter of 2019 was driven by lower revenue.
Adjusted EBITDA decreased to $(29.3) million compared to $262.9 million in the prior-year period.
The Company generated operating cash flow of $11.4 million, compared to $(61.0) million in the prior-year period and used Free Cash Flow of $(6.5) million, compared to $(91.6) million in the prior-year period. These YoY changes were primarily driven by cash paid in the prior-year period in relation to our emergence from bankruptcy, offset by an increase in cash interest payments related to the debt issued upon our emergence in May 2019.

Year-to-Date 2020 Results
Year-to-date revenue decreased 25.8%, or $440.8 million YoY and decreased 27.4% excluding the impact of political revenue. Broadcast revenue declined by 32.7%, while Networks declined 21.6% YoY. Sponsorship and Events revenue decreased by $38.0 million, primarily as a result of the postponement or cancellations of events. Our Digital revenue grew 11.4%, led by continued growth in podcasting, which increased by 92.0% YoY, as well as other digital revenue. Audio & Media Services revenue decreased 9.5% on a reported basis and decreased by 17.8% excluding the impact of political revenue.
Direct operating expenses decreased 4.9% compared to the prior year, driven primarily by lower employee compensation expenses resulting from cost reduction initiatives. In addition, variable operating expenses, including music license and performance royalty fees, decreased in relation to lower revenue recognized during the period. Variable expenses related to events also decreased. The decrease in direct operating expenses was partially offset by incremental costs related to our modernization initiatives, which were incurred mainly in January and February. SG&A expenses decreased 6.5% driven by lower employee compensation expenses, along with lower sales commissions. Trade and barter expenses also decreased. The decrease in SG&A expenses was partially offset by higher bad debt expense.

Corporate expenses decreased 17.5% compared to the prior-year period, as a result of lower employee compensation, including variable incentive expenses and employee benefits, resulting from cost reduction initiatives.

Non-cash goodwill and intangible asset impairment charges of $1,733.2 million recognized in the first quarter of 2020 drove GAAP Operating loss of $1,889.9 million for the six months ended June 30, 2020, compared to GAAP Operating income of $200.7 million in the six months ended June 30, 2019. We applied fresh start accounting upon our emergence from bankruptcy in May 2019, at a point when the macroeconomic environment was significantly different than it is today. This required stating the Company’s assets and liabilities, including intangible assets and goodwill, at estimated fair values at the time of emergence. These non-cash charges reflect impairments to such goodwill and intangible asset book values and are based on the assumptions regarding the future adverse effects of the COVID-19 pandemic. No impairment charge on goodwill or intangible assets was recognized in the second quarter of

2020. In addition, depreciation and amortization expense was higher as a result of fresh start accounting applied upon our emergence from bankruptcy in May 2019.

Adjusted EBITDA for the six months ended June 30, 2020 decreased to $111.1 million compared to $419.9 million in the prior-year period, with margins decreasing to 8.8% from 24.6%.

GAAP and Non-GAAP Measures

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[3]
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	%
	2020	2019	2019	2019	Change
Revenue	$487,648	$635,646	$277,674	$913,320	(46.6)%
Operating income (loss)	$(159,087)	$133,688	$47,891	$181,579	NM
Adjusted EBITDA[1]	$(29,283)	$194,753	$68,097	$262,850	NM
Net income (loss)	$(197,317)	$38,793	$11,300,714	$11,339,507	NM
Cash provided by (used for) operating activities from continuing operations[2]	$11,369	$83,201	$(144,171)	$(60,970)	NM
Free cash flow from (used for) continuing operations[1,2]	$(6,513)	$65,766	$(157,415)	$(91,649)	NM

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[3]
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	%
	2020	2019	2019	2019	Change
Revenue	$1,268,282	$635,646	$1,073,471	$1,709,117	(25.8)%
Operating income (loss)	$(1,889,866)	$133,688	$67,040	$200,728	NM
Adjusted EBITDA[1]	$111,056	$194,753	$225,149	$419,902	(73.6)%
Net income (loss)	$(1,886,053)	$38,793	$11,165,113	$11,203,906	NM
Cash provided by (used for) operating activities from continuing operations[2]	$102,909	$83,201	$(7,505)	$75,696	36.0%
Free cash flow from (used for) continuing operations[1,2]	$63,363	$65,766	$(43,702)	$22,064	187.2%

______________________________________________________
1 See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA margin under the Supplemental Disclosure section in this release.
2 We made cash interest payments from continuing operations of $84.0 million in the three months ended June 30, 2020, compared to $2.8 million in the three months ended June 30, 2019. We made cash interest payments from continuing operations of $185.4 million in the six months ended June 30, 2020, compared to $4.2 million in the six months ended June 30, 2019.
3 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.

Key Initiatives to Improve Cost Structure and Margins
In January 2020, iHeartMedia announced key modernization initiatives designed to take advantage of the significant investments that it has made in new technologies to build an operating infrastructure that provides better quality and newer products and delivers new cost efficiencies. This modernization is a multi-pronged set of strategic initiatives that we believe positions the Company for sustainable long-term growth, margin expansion and value creation for shareholders.

The Company anticipates approximately $50 million of restructuring costs related to achieving our cost savings. Our investments in modernization are expected to deliver annualized run-rate cost savings of approximately $100 million by mid-year 2021, and we expect to achieve approximately 50% of our anticipated run-rate savings in 2020.

In April 2020, the Company announced incremental operating-expense-saving initiatives in response to the currently weak economic environment resulting from the COVID-19 pandemic. These savings are expected to generate an additional $200 million in operating cost savings for 2020 driven by:

•Reductions in compensation for senior management and other employees
•Furloughing of certain employees that are non-essential at this time
•Suspension of new employee hiring, travel and entertainment expenses and 401(k) matching program
•Major reduction of consultant fees and other discretionary expenses

The total expected operating expense savings resulting from our modernization initiatives and the operating cost savings initiatives that were developed in response to the impact from the COVID-19 pandemic are expected to total approximately $250 million achieved in 2020. We also continue to identify additional efficiencies that we believe will deliver lasting savings starting in 2021.

The Company also expects to see decreased variable sales expense and commissions associated with lower revenue.
Our full-year capital expenditures guidance remains unchanged at approximately $75 to $95 million. The Company expects to continue to make key investments in its strategic initiatives related to Smart Audio and Digital, including podcasting.

The Company also expects that certain provisions of The CARES Act will partially offset the negative impact of COVID-19 on its 2020 free cash flow and is estimating a reduction in tax-related cash payments in 2020 of approximately $100 million.

Liquidity and Financial Position
As of June 30, 2020, we had $517.7 million of cash on our balance sheet. For the six months ended June 30, 2020, cash provided by operating activities from continuing operations was $102.9 million, cash used for investing activities by continuing operations was $50.7 million and cash provided by financing activities by continuing operations was $65.5 million.
Capital expenditures related to continuing operations for the six months ended June 30, 2020 were $39.5 million compared to $53.6 million in the six months ended June 30, 2019. Capital expenditures during the six months ended June 30, 2020 consisted primarily of investments in our programmatic platforms and IT software and infrastructure.
On March 13, 2020, iHeartCommunications borrowed $350.0 million principal amount under our $450.0 million senior secured asset-based revolving credit facility (the "ABL Facility") to preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic. During the three months ended June 30, 2020, we repaid $115.0 million principal amount drawn under our ABL credit facility.
On July 16, 2020, iHeartCommunications entered into an amendment to its credit agreement governing the $2.5 billion aggregate principal amount of senior secured term loans to issue $450.0 million of incremental term loan commitments, resulting in net proceeds of $425.8 million, after original issue discount and debt issuance costs. A portion of the proceeds was used to repay the remaining balance outstanding on our ABL Facility of $235.0 million, with the remaining $190.6 million of the proceeds available for general corporate purposes. Adjusted for the issuance, the repayment of the ABL Facility and related transaction costs, the Company’s cash balance as of June 30, 2020 was approximately $708 million3.
As of June 30, 2020, the Company had approximately $5,837.1 million of total debt and $5,319.4 million of net debt. The terms of our capital structure include no material maintenance covenants, and there are no material debt maturities prior to 2023, providing structural resilience in the current uncertain macro-environment.
Our primary sources of liquidity are cash on hand, which consisted of $517.7 million as of June 30, 2020, cash flow from operations and borrowing capacity under our $450.0 million ABL Facility. Following the repayment of all outstanding borrowings under the ABL Facility, due to current restrictions contained primarily in our mandatorily redeemable preferred stock agreements, we had the ability to incur approximately $160 million under the ABL Facility. Together with our adjusted cash balance3 as of June 30, 2020 of approximately $708 million and our borrowing capacity under the ABL Facility, our total available liquidity was approximately $868 million4.
The Company believes its previously announced modernization initiatives and other cost saving actions - in combination with the Company’s resilient capital structure - will substantially expand the Company’s financial flexibility, provide sufficient liquidity to operate effectively even in an extended period of economic weakness, and position the Company for solid growth as advertising demand returns to normal levels.
Stockholder Rights Plan
On May 6, 2020, the Company announced that its Board of Directors (the “Board”) approved the adoption of a short-term stockholder rights plan (the “Rights Plan”) in order to protect the best interests of all iHeartMedia stockholders during the current period of high equity-market volatility and price disruption. The Rights Plan is similar to rights plans adopted by other publicly traded companies and includes a number of recognized stockholder protections which highlight its limited focus and duration (under
3 Adjusted for the impact of the amendment entered into in July 2020 to issue $450.0 million of incremental term loan commitments, resulting in net proceeds of $425.8 million, after original issue discount and debt issuance costs. A portion of the proceeds from the issuance was used to repay the remaining balance outstanding under the ABL Facility of $235.0 million, with the remaining $190.6 million of the proceeds available for general corporate purposes.

4 Total available liquidity defined as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

one year).  The Rights Plan may also be terminated, or the rights may be redeemed, by action of the Company prior to the scheduled expiration date under certain circumstances, including if the Board determines that market and other conditions warrant, which the Board intends to monitor.  For additional information, please see the Company’s May 6, 2020 press release regarding the Rights Plan.
Update on FCC Petition for Declaratory Ruling
Our current equity structure consists of our NASDAQ-listed Class A common stock and also Class B common stock and special warrants (each of which are convertible into our Class A common stock) and was designed at our emergence in May 2019 to comply with the statutory prohibition on broadcast companies having foreign ownership above 25%.
The Company filed its petition for declaratory ruling (the "PDR") to increase permissible limits of foreign ownership with the Federal Communications Commission (the "FCC") on July 25, 2019 to simplify our capital structure and enhance the liquidity of our Class A common stock by facilitating the conversion of our special warrants. On February 25, 2020, the FCC issued a notice seeking public comment on the PDR, which period closed on March 26, 2020.  The FCC subsequently referred our PDR to Team Telecom - the interagency federal government group that analyzes requests for national security, law enforcement, and public safety issues.  On June 29, 2020, Team Telecom indicated its consent to the grant by the FCC of the PDR. We cannot predict whether the FCC will issue a ruling granting the PDR.

Revenue Streams
The tables below present the comparison of our historical revenue streams (including political revenue) for the periods presented:

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	%
	2020	2019	2019	2019	Change
Broadcast Radio[1]	$244,035	$390,540	$170,632	$561,172	(56.5)%
Digital	93,227	64,238	26,840	91,078	2.4%
Networks	96,330	105,426	50,889	156,315	(38.4)%
Sponsorship and Events	14,809	31,790	10,617	42,407	(65.1)%
Audio and Media Services[1]	39,251	40,537	17,970	58,507	(32.9)%
Other	1,943	4,236	1,483	5,719	(66.0)%
Eliminations	(1,947)	(1,121)	(757)	(1,878)
Revenue, total[1]	$487,648	$635,646	$277,674	$913,320	(46.6)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	%
	2020	2019	2019	2020	Change
Broadcast Radio[2]	$705,695	$390,540	$657,864	$1,048,404	(32.7)%
Digital	186,003	64,238	102,789	167,027	11.4%
Networks	230,907	105,426	189,088	294,514	(21.6)%
Sponsorship and Events	44,157	31,790	50,330	82,120	(46.2)%
Audio and Media Services[2]	99,478	40,537	69,362	109,899	(9.5)%
Other	5,967	4,236	6,606	10,842	(45.0)%
Eliminations	(3,925)	(1,121)	(2,568)	(3,689)
Revenue, total[2]	$1,268,282	$635,646	$1,073,471	$1,709,117	(25.8)%

1 Excluding the impact of the increase in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total decreased by 57.0%, decreased by 36.3% and decreased by 47.1%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.
2 Excluding the impact of the decrease in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total decreased by 34.4%, decreased by 17.8% and decreased by 27.4%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results on August 6, 2020, at 8:30 a.m. Eastern Time. The conference call number is (866) 324-3683 (U.S. callers) and (509) 844-0959 (International callers) and the passcode for both is 6455818. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investor.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (855) 859-2056 (U.S. callers) and (404) 537-3406 (International callers) and the passcode for both is 6455818. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia, Inc. (Nasdaq: IHRT) is the number one audio company in America based on consumer reach. The Company's leadership position in audio extends across multiple platforms, including through more than 850 live broadcast stations in over 160 markets nationwide; through its iHeartRadio service, which is available across more than 250 platforms and 2,000 devices including smart speakers, smartphones, TVs and gaming consoles; through its influencers; social; live events; podcasting; and other digital products and newsletters. The company uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners, and uses its proprietary SmartAudio data and analytics to provide unique advertising products across all its platforms. More information is available at investor.iheartmedia.com.

For further information, please contact:
Media
Wendy Goldberg
Chief Communications Officer
(212) 377-1105
Investors
Kareem Chin
Senior Vice President and Head of Investor Relations
(212) 377-1336

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the anticipated impact of COVID-19 pandemic on our business, financial position and results of operations, our Rights Plan, our expected costs, savings and timing of our modernization initiatives and other capital and operating expense reduction initiatives, our business plans, strategies and initiatives, our expectations about certain markets, our expectations regarding our FCC petition for declaratory ruling and our anticipated financial performance and liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of future acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation or ongoing litigation on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock, including our outstanding special warrants; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

APPENDIX

TABLE 1 - Comparison of operating performance

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[2]
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	%
	2020	2019	2019	2019	Change
Revenue	$487,648	$635,646	$277,674	$913,320	(46.6)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	249,866	198,772	98,310	297,082	(15.9)%
Selling, general and administrative expenses (excludes depreciation and amortization)	261,219	220,231	102,296	322,527	(19.0)%
Corporate expenses (excludes depreciation and amortization)	26,419	26,818	14,506	41,324	(36.1)%
Depreciation and amortization	103,347	59,383	14,544	73,927	39.8%
Impairment charges	5,378	—	—	—	NM
Other operating income (expense), net	(506)	3,246	(127)	3,119	NM
Operating income (loss)	$(159,087)	$133,688	$47,891	$181,579	NM
Depreciation and amortization	103,347	59,383	14,544	73,927
Impairment charges	5,378	—	—	—
Other operating (income) expense, net	506	(3,246)	127	(3,119)
Share-based compensation expense	4,218	3,039	105	3,144
Restructuring and reorganization expenses	16,355	1,889	5,430	7,319
Adjusted EBITDA[1]	$(29,283)	$194,753	$68,097	$262,850	NM

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined[2]
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	%
	2020	2019	2019	2019	Change
Revenue	$1,268,282	$635,646	$1,073,471	$1,709,117	(25.8)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	551,498	198,772	381,184	579,956	(4.9)%
Selling, general and administrative expenses (excludes depreciation and amortization)	605,360	220,231	427,230	647,461	(6.5)%
Corporate expenses (excludes depreciation and amortization)	66,368	26,818	53,647	80,465	(17.5)%
Depreciation and amortization	200,115	59,383	52,834	112,217	78.3%
Impairment charges	1,733,235	—	91,382	91,382	NM
Other operating income (expense), net	(1,572)	3,246	(154)	3,092	NM
Operating income	$(1,889,866)	$133,688	$67,040	$200,728	NM
Depreciation and amortization	200,115	59,383	52,834	112,217
Impairment charges	1,733,235	—	91,382	91,382
Other operating (income) expense, net	1,572	(3,246)	154	(3,092)
Share-based compensation expense	8,843	3,039	498	3,537
Restructuring and reorganization expenses	57,157	1,889	13,241	15,130
Adjusted EBITDA[1]	$111,056	$194,753	$225,149	$419,902	(73.6)%

Certain prior period amounts have been reclassified to conform to the 2020 presentation of financial information throughout the press release.

1See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt. See also the definition of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin and Net Debt under the Supplemental Disclosure section in this release.
2See Supplemental Disclosure Regarding Non-GAAP Financial Information.

TABLE 2 - Statements of Operations

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,
	2020	2019	2019	2019
Revenue	$487,648	$635,646	$277,674	$913,320
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	249,866	198,772	98,310	297,082
Selling, general and administrative expenses (excludes depreciation and amortization)	261,219	220,231	102,296	322,527
Corporate expenses (excludes depreciation and amortization)	26,419	26,818	14,506	41,324
Depreciation and amortization	103,347	59,383	14,544	73,927
Impairment charges	5,378	—	—	—
Other operating income (expense), net	(506)	3,246	(127)	3,119
Operating income (loss)	(159,087)	133,688	47,891	181,579
Interest expense (income), net	81,963	69,711	(400)	69,311
Gain on investments, net	1,280	—	—	—
Equity in loss of nonconsolidated affiliates	(31)	(24)	(59)	(83)
Other income (expense), net	(1,258)	(9,157)	150	(9,007)
Reorganization items, net	—	—	9,497,944	9,497,944
Income (loss) from continuing operations before income taxes	(241,059)	54,796	9,546,326	9,601,122
Income tax benefit (expense)	43,742	(16,003)	(100,289)	(116,292)
Income (loss) from continuing operations	(197,317)	38,793	9,446,037	9,484,830
Income from discontinued operations, net of tax	—	—	1,854,677	1,854,677
Net income (loss)	(197,317)	38,793	11,300,714	11,339,507
Less amount attributable to noncontrolling interest	—	—	2,190	2,190
Net income (loss) attributable to the Company	$(197,317)	$38,793	$11,298,524	$11,337,317

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,
	2020	2019	2019	2019
Revenue	$1,268,282	$635,646	$1,073,471	$1,709,117
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	551,498	198,772	381,184	579,956
Selling, general and administrative expenses (excludes depreciation and amortization)	605,360	220,231	427,230	647,461
Corporate expenses (excludes depreciation and amortization)	66,368	26,818	53,647	80,465
Depreciation and amortization	200,115	59,383	52,834	112,217
Impairment charges	1,733,235	—	91,382	91,382
Other operating income (expense), net	(1,572)	3,246	(154)	3,092
Operating income (loss)	(1,889,866)	133,688	67,040	200,728
Interest expense (income), net	172,052	69,711	(499)	69,212
Loss on investments, net	(8,675)	—	(10,237)	(10,237)
Equity in loss of nonconsolidated affiliates	(595)	(24)	(66)	(90)
Other income (expense), net	(9,118)	(9,157)	23	(9,134)
Reorganization items, net	—	—	9,461,826	9,461,826
Income (loss) from continuing operations before income taxes	(2,080,306)	54,796	9,519,085	9,573,881
Income tax benefit (expense)	194,253	(16,003)	(39,095)	(55,098)
Income (loss) from continuing operations	(1,886,053)	38,793	9,479,990	9,518,783
Income from discontinued operations, net of tax	—	—	1,685,123	1,685,123
Net income (loss)	(1,886,053)	38,793	11,165,113	11,203,906
Less amount attributable to noncontrolling interest	—	—	(19,028)	(19,028)
Net income (loss) attributable to the Company	$(1,886,053)	$38,793	$11,184,141	$11,222,934

TABLE 3 - Selected Balance Sheet Information
Selected balance sheet information for June 30, 2020 and December 31, 2019:

	Successor Company
(In millions)	June 30, 2020	December 31, 2019
Cash	$517.7	$400.3
Total Current Assets	1,209.5	1,416.3
Net Property, Plant and Equipment	819.3	846.9
Total Assets	8,905.9	11,021.1
Current Liabilities (excluding current portion of long-term debt)	563.0	658.5
Long-term Debt (including current portion of long-term debt)	5,837.1	5,765.4
Shareholders’ Equity	1,065.6	2,945.4

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA and Adjusted EBITDA margin for the three and six months ended June 30, 2020 and 2019 and Free Cash Flow (as defined below) and Net debt as of June 30, 2020 and 2019. Adjusted EBITDA is defined as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, SG&A expenses, Corporate expenses and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense (income), net, Depreciation and amortization, Reorganization items, net, (Gain) Loss on investments, net, Other (income) expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating (income) expense, net, Share-based compensation expense, and restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.

We define Free cash flow from (used for) continuing operations ("Free Cash Flow") as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company's Consolidated Statements of Cash Flows. We use Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow is meaningful to investors because it provides them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. In addition, we believe that Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies. Since Free Cash Flow is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
We define Net debt as Total debt less Cash and cash equivalents. We define the Net debt to Adjusted EBITDA ratio as Net debt divided by Adjusted EBITDA. The Company uses the Net debt to Adjusted EBITDA ratio to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
We define total available liquidity as cash and cash equivalents plus available borrowings under our ABL Facility. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) Free Cash Flow from continuing operations to cash provided by operating activities from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Net Debt to Total Debt.
Predecessor - Successor Presentation
Our financial results for the periods from April 1, 2019 through May 1, 2019 and from January 1, 2019 through May 1, 2019 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through June 30, 2019, the three months ended June 30, 2020 and the six months ended June 30, 2020 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from April 1, 2019 through May 1, 2019, from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through June 30, 2019 separately, management views the Company’s operating results for the three and six months ended June 30, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison to our results in the three and six months ended June 30, 2020.
The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through June 30, 2019 against any of the current periods reported in its Consolidated Financial Statements without combining it with the period from April 1, 2019 through May 1, 2019 and the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion below also present the combined results for the three and six months ended June 30, 2019.

The combined results for the three months ended June 30, 2019, which we refer to herein as the results for the "three months ended June 30, 2019" represent the sum of the reported amounts for the Predecessor period from April 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through June 30, 2019. The combined results for the six months ended June 30, 2019, which we refer to herein as the results for the "six months ended June 30, 2019" represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through June 30, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	%
	2020	2019	2019	2019	Change
Operating income (loss)	$(159,087)	$133,688	$47,891	$181,579	NM
Depreciation and amortization	103,347	59,383	14,544	73,927
Impairment charges	5,378	—	—	—
Other operating (income) expense, net	506	(3,246)	127	(3,119)
Share-based compensation expense	4,218	3,039	105	3,144
Restructuring and reorganization expenses	16,355	1,889	5,430	7,319
Adjusted EBITDA	$(29,283)	$194,753	$68,097	$262,850	NM

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	%
	2020	2019	2020	2019	Change
Operating income (loss)	$(1,889,866)	$133,688	$67,040	$200,728	NM
Depreciation and amortization	200,115	59,383	52,834	112,217
Impairment charges	1,733,235	—	91,382	91,382
Other operating (income) expense, net	1,572	(3,246)	154	(3,092)
Share-based compensation expense	8,843	3,039	498	3,537
Restructuring and reorganization expenses	57,157	1,889	13,241	15,130
Adjusted EBITDA	$111,056	$194,753	$225,149	$419,902	(73.6)%

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,
	2020	2019	2019	2019
Net income (loss)	$(197,317)	$38,793	$11,300,714	$11,339,507
Income from discontinued operations, net of tax	—	—	(1,854,677)	(1,854,677)
Income tax expense (benefit)	(43,742)	16,003	100,289	116,292
Interest expense (income), net	81,963	69,711	(400)	69,311
Depreciation and amortization	103,347	59,383	14,544	73,927
EBITDA	$(55,749)	$183,890	$9,560,470	$9,744,360
Reorganization items, net	—	—	(9,497,944)	(9,497,944)
Gain on investments, net	(1,280)	—	—	—
Other expense (income), net	1,258	9,157	(150)	9,007
Equity in loss of nonconsolidated affiliates	31	24	59	83
Impairment charges	5,378	—	—	—
Other operating (income) expense, net	506	(3,246)	127	(3,119)
Share-based compensation expense	4,218	3,039	105	3,144
Restructuring and reorganization expenses	16,355	1,889	5,430	7,319
Adjusted EBITDA	$(29,283)	$194,753	$68,097	$262,850

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,
	2020	2019	2019	2019
Net income (loss)	$(1,886,053)	$38,793	$11,165,113	$11,203,906
Income from discontinued operations, net of tax	—	—	(1,685,123)	(1,685,123)
Income tax (benefit) expense	(194,253)	16,003	39,095	55,098
Interest expense (income), net	172,052	69,711	(499)	69,212
Depreciation and amortization	200,115	59,383	52,834	112,217
EBITDA	$(1,708,139)	$183,890	$9,571,420	$9,755,310
Reorganization items, net	—	—	(9,461,826)	(9,461,826)
Loss on investments, net	8,675	—	10,237	10,237
Other (income) expense, net	9,118	9,157	(23)	9,134
Equity in loss of nonconsolidated affiliates	595	24	66	90
Impairment charges	1,733,235	—	91,382	91,382
Other operating income (expense), net	1,572	(3,246)	154	(3,092)
Share-based compensation expense	8,843	3,039	498	3,537
Restructuring and reorganization expenses	57,157	1,889	13,241	15,130
Adjusted EBITDA	$111,056	$194,753	$225,149	$419,902

Reconciliation of Cash provided by operating activities from continuing operations to Free cash flow from continuing operations

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,
	2020	2019	2019	2019
Cash provided by (used for) operating activities from continuing operations	$11,369	$83,201	$(144,171)	$(60,970)
Purchases of property, plant and equipment by continuing operations	(17,882)	(17,435)	(13,244)	(30,679)
Free cash flow from (used for) continuing operations	$(6,513)	$65,766	$(157,415)	$(91,649)

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,
	2020	2020	2019	2019
Cash provided by (used for) operating activities from continuing operations	$102,909	$83,201	$(7,505)	$75,696
Purchases of property, plant and equipment by continuing operations	(39,546)	(17,435)	(36,197)	(53,632)
Free cash flow from (used for) continuing operations	$63,363	$65,766	$(43,702)	$22,064

Reconciliation of Revenue, excluding Political Advertising Revenue, to Revenue

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Three Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	% Change
	2020	2019	2019	2019
Consolidated revenue	$487,648	$635,646	$277,674	$913,320	(46.6)%
Excluding: Political revenue	(6,989)	(3,196)	(1,696)	(4,892)
Consolidated revenue, excluding effects of political revenue	$480,659	$632,450	$275,978	$908,428	(47.1)%

Audio revenue	$450,344	$596,230	$260,461	$856,691	(47.4)%
Excluding: Political revenue	(4,430)	(2,669)	(1,360)	(4,029)
Audio revenue, excluding effects of political revenue	$445,914	$593,561	$259,101	$852,662	(47.7)%

Audio & media services revenue	$39,251	$40,537	$17,970	$58,507	(32.9)%
Excluding: Political revenue	(2,559)	(527)	(336)	(863)
Audio & media services revenue, excluding effects of political revenue	$36,692	$40,010	$17,634	$57,644	(36.3)%

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Six Months Ended June 30,	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	% Change
	2020	2019	2019	2019
Consolidated revenue	$1,268,282	$635,646	$1,073,471	$1,709,117	(25.8)%
Excluding: Political revenue	(32,794)	(3,196)	(4,777)	(7,973)
Consolidated revenue, excluding effects of political revenue	$1,235,488	$632,450	$1,068,694	$1,701,144	(27.4)%

Audio revenue	$1,172,729	$596,230	$1,006,677	$1,602,907	(26.8)%
Excluding: Political revenue	(22,589)	(2,669)	(3,980)	(6,649)
Audio revenue, excluding effects of political revenue	$1,150,140	$593,561	$1,002,697	$1,596,258	(27.9)%

Audio & media services revenue	$99,478	$40,537	$69,362	$109,899	(9.5)%
Excluding: Political revenue	(10,205)	(527)	(797)	(1,324)
Audio & media services revenue, excluding effects of political revenue	$89,273	$40,010	$68,565	$108,575	(17.8)%

Reconciliation of Total Debt to Net Debt

(In thousands)	Successor Company
June 30,
2020
Current portion of long-term debt	$30,061
Long-term debt	5,807,061
Total debt	$5,837,122
Less: Cash and cash equivalents	517,684
Net debt	$5,319,438